EXHIBIT 10.4

March 11, 2024

Stephen “Larry” Faulkner, Jr.
[Redacted]

Re: Employment Offer for: Vice President Accounting & Chief Accounting Officer

Dear Larry,

I am delighted to offer you the opportunity to join Vital Energy, Inc. (the “Company”) in the position of Vice President Accounting & Chief Accounting Officer. This letter outlines the terms of our offer and will formalize any previous discussions.
If you accept this offer, you will be employed by the Company in that capacity, or such other capacity as may be assigned from time to time. Your employment is considered at will. Your position is located in Tulsa, Oklahoma and includes duties assigned to you by your supervisor, Bryan Lemmerman, Executive Vice President & Chief Financial Officer. Your employment date will be determined following successful completion of your pre-employment requirements. The terms of your employment are outlined below.
1.While you remain in this position, you will be paid a base salary of $300,000.00 per year paid on a bi-weekly basis. This base salary may be adjusted from time to time at the Company’s discretion.
2.Employees of Vital are eligible to participate in the Short-Term Incentive Plan (also referred to as STIP); your target amount is 60% of your base salary. You will not be eligible to receive any bonus if you are not employed by the Company on the payment date. This is a discretionary plan and payouts are determined by both the Company’s and your individual performance.
3.In addition, you will be entitled to participate in our Long-Term Incentive Program; your target amount is 100% of your base salary. You will be eligible under this program in the Spring of 2025 as long as you begin employment by the last payroll of 2024.
For your 2024 LTI Grant, you will receive a new hire restricted stock award of 6,064 shares under the terms of our LTIP. This award will consist of 75% restricted stock or 4,548 RSAs and 25% performance units or 1,516 PSUs. The restricted shares will have a three-year vesting schedule with 33% of the award vesting on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and the balance on the third anniversary of the grant date. The performance units will cliff vest at the end of the performance period on December 31, 2027. This LTI award will be based on the previous 10-day average stock price prior to March 8, 2024. This award will be made on the first of the month following your hire date.
Both plans are reviewed and approved by the Compensation Committee of the Board of Directors and may change from year to year based on market conditions and/or Company performance.
4.In this position, you will be eligible to participate in the Vital Energy, Inc., Executive Severance Plan, as approved by the Board of Directors.
5.This offer is contingent upon you successfully completing a drug test, a driving record check, and a background check in accordance with the Company’s normal employment policy. A member of the Human Resources Department will be in contact with you regarding arrangements.
6.This letter does not constitute a guarantee of employment for any specific term or in any specific capacity, and your employment will be subject to such policies as the Company may adopt from time to time.

Stephen “Larry” Faulkner
March 11, 2024

Subject to the terms of the specific benefit plans and Company policies, you will be eligible to enroll for all other regular employee benefits offered to Laredo employees, which include:
•medical, dental, vision and life insurance benefits,
•flexible spending/dependent care assistance plan,
•short-term and long-term disability coverage,
•optional life insurance, critical care, hospital indemnity, and accident coverage,
•Based on your prior experience, 240 hours of paid time off (PTO) per year which will be pro-rated based on your hire date,
•10 paid holidays during each calendar year,
•and the Company 401(k) Plan.
You should be aware that our health benefits generally become effective on the first day of the month following your effective employment date. Employee contribution for payment of benefit plans is determined annually and based on whether you choose coverage for yourself only, you and your spouse, or you, your spouse, and children. The terms and conditions upon which these employee benefit plans are being offered are set forth in the plan documents. Those include, but are not limited to, eligibility conditions, plan entry dates, and any steps that an employee must take to become a participant in each plan. These benefits and the terms and conditions upon which they are being offered, are subject to change.
You will be an “at-will” employee of the Company which means that the employment relationship may be terminated by either the Company or you at any time, with or without notice, and with or without cause, for any reason not prohibited by law. As a condition of your employment, you agree that you will comply with all other policies of the Company including those set forth in the Company Employee Handbook.
Should you decide to accept our offer, please sign, and return this letter via DocuSign. The Company’s discussions relative to your employment are deemed to be confidential and fully incorporated herein. Acceptance of offer must be made on or before ten business days from the date of this letter or it is withdrawn.
As you are aware, we place considerable emphasis on choosing the proper person for this position. We are excited about Vital and its potential for growth and the possibility of your contribution to our success. We look forward to your response.
Yours truly,

/s/ Kim Harding
Kim Harding
Vice President, Human Resources

I wish to accept the offer X
I wish to decline the offer _

/s/ Stephen L. Faulkner	3/12/2024
(Signature)	(Date)